EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2024 SECOND QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (July 25, 2024) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.1 million, or $0.20 diluted earnings per share, for the second quarter of 2024, compared to net income of $2.4 million, or $0.23 diluted earnings per share, for the first quarter of 2024, and net income of $2.7 million, or $0.26 diluted earnings per share, for the second quarter of 2023.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Our average deposit balances increased during the quarter and with the continued pressure on our net interest margin due to our interest-bearing liabilities being more sensitive to rising rates than our interest earning assets, this impacted our net income. The performance of our loan portfolio continues to be strong and we are looking forward to a moderation in the interest rate environment in the future.”

Second Quarter Performance Highlights:
•Assets totaled $1.5 billion at June 30, 2024, March 31, 2024, and December 31, 2023.
•Loans and leases, net of allowance for credit losses, totaled $1.1 billion at June 30, 2024, March 31, 2024, and December 31, 2023.
•Nonperforming loans and leases totaled $7.7 million, or 0.67% of total loans and leases, at June 30, 2024, compared to $6.9 million, or 0.61%, at March 31, 2024, and $8.0 million, or 0.72%, at December 31, 2023.
•The allowance for credit losses totaled $15.9 million, or 1.37% of total loans and leases outstanding, at June 30, 2024, compared to $15.8 million, or 1.39% of total loans and leases outstanding, at March 31, 2024, and $15.7 million, or 1.42% of total loans and leases outstanding, at December 31, 2023.
•The provision for credit losses totaled $270,000 in the quarter ended June 30, 2024, compared to $183,000 in the quarter ended March 31, 2024, and $8,000 in the second quarter of 2023.
•Deposits totaled $1.1 billion at both June 30, 2024 and March 31, 2024, compared to $1.0 billion at December 31, 2023. At June 30, 2024, noninterest-bearing deposits totaled $102.8 million, or 9.3% of total deposits, compared to $108.8 million, or 10.2% of total deposits at March 31, 2024, and $114.4 million, or 11.0% of total deposits at December 31, 2023. At June 30, 2024, approximately $235.0 million, or 21.4%, of our deposit portfolio, excluding collateralized public deposits, was uninsured.
•Stockholders’ equity totaled $131.1 million at June 30, 2024, compared to $132.4 million at March 31, 2024, and $134.9 million at December 31, 2023. The Company’s equity to assets ratio was 8.77% at June 30, 2024.
•Book value per share and tangible book value per share were $11.90 at June 30, 2024, compared to $11.91 per share at March 31, 2024, and $12.03 per share at December 31, 2023.
•Net interest income decreased $257,000, or 2.6%, to $9.6 million for the three months ended June 30, 2024, compared to $9.8 million for the prior quarter, and increased $243,000, or 2.6%, from $9.3 million for the comparable quarter in 2023.
•Annualized net interest margin was 2.64% for the current quarter, compared to 2.74% in the preceding quarter and 2.77% the comparable quarter in 2023.
•The Company repurchased 97,315 shares of common stock at an average price of $11.68 per share during the quarter ended June 30, 2024.
•The Bank’s Tier 1 capital to total assets was 10.65%, well in excess of all regulatory requirements at June 30, 2024.
Income Statement Summary
Net interest income before the provision for credit losses decreased $257,000, or 2.6%, to $9.6 million in the second quarter of 2024, compared to $9.8 million in the first quarter of 2024, and increased $243,000, or 2.6%, from $9.3 million in the second quarter of 2023. The decrease from the first quarter of 2024 was due to a 10 basis point decrease in the average interest rate spread and a $10.7 million decrease in average net earning assets. The increase from the comparable quarter in 2023 was due to a $107.0 million increase in average interest earning assets, partially offset by a 24 basis point decrease in the average interest rate spread. During the first half of 2023, in response to continuing elevated inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System increased the target range for the federal funds rate by 100 basis points, to a range of 5.25% to 5.50%, where it remained as of June 30, 2024. While interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, the benefits were offset by the higher cost of interest-bearing deposit accounts and borrowings, which tend to be shorter in duration than our assets and re-price or reset faster than assets.
Interest income increased $575,000, or 2.9%, to $20.1 million during the quarter ended June 30, 2024, compared to the quarter ended March 31, 2024, and increased $3.9 million, or 23.8%, compared to the quarter ended June 30, 2023.

Interest income on loans and leases increased $560,000, or 3.2%, to $17.8 million for the quarter ended June 30, 2024, compared to $17.3 million in the first quarter of 2024, due to a $23.9 million increase in the average balance of loans and leases, and an increase of seven basis points to 6.20% in the average yield earned on loans and leases. Interest income on loans and leases increased $3.7 million, or 26.3%, in the second quarter of 2024 compared to the second quarter of 2023, due to an increase in the average balance of loans and leases of $120.3 million, and an increase of 72 basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, decreased $62,000, or 3.5%, to $1.8 million during the quarter ended June 30, 2024, compared to the quarter ended March 31, 2024, and decreased $76,000, or 4.2%, from the comparable quarter in 2023. The decrease compared to the first quarter of 2024 was due to a $10.9 million decrease in the average balance, partially offset by a one basis point increase in the average yield earned on investment securities. The decrease compared to the second quarter of 2023 was due to a $20.9 million decrease in the average balance, primarily due to maturities and paydowns on securities being used to fund loan growth, partially offset by an eight basis point increase in the average yield earned on investment securities. Dividends on FHLB stock decreased $2,000, or 0.6%, during the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024, and increased $142,000, or 78.9%, compared to the quarter ended June 30, 2023. Interest income on cash and cash equivalents increased $78,000, or 56.4%, during the quarter ended June 30, 2024, compared to the quarter ended March 31, 2024, and increased $84,000, or 62.5%, compared to the quarter ended June 30, 2023. The increase in interest income on cash and cash equivalents in the second quarter of 2024 from the first quarter of 2024 was due to a 127 basis point increase in the average yield, due to higher market rates of interest, along with an increase of $2.6 million in the average balance. The increase in interest income on cash and cash equivalents in the second quarter of 2024 from the second quarter of 2023 was due to a 102 basis point increase in the average yield along with a $3.8 million increase in the average balance of cash and cash equivalents.

Interest expense increased $832,000, or 8.6%, to $10.5 million for the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024, and increased $3.6 million, or 52.5%, compared to the quarter ended June 30, 2023. Interest expense on deposits increased $935,000, or 13.2%, to $8.0 million for the quarter ended June 30, 2024, compared to the previous quarter and increased $2.5 million, or 44.3%, from the comparable quarter in 2023. The increase from the previous quarter was primarily due to a 24 basis point increase in the average rate paid on, and a $45.9 million increase in the average balances of, interest-bearing deposits. The increase from the comparable quarter in 2023 was due to an increase of $49.0 million in average balance of, and an 87 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 3.23% for the quarter ended June 30, 2024, compared to 2.99% and 2.35% for the quarters ended March 31, 2024 and June 30, 2023, respectively.

Interest expense on FHLB borrowings decreased $103,000, or 4.0%, to $2.5 million for the second quarter of 2024 compared to the previous quarter and increased $1.2 million, or 86.4%, from the comparable quarter in 2023. The decrease from the previous quarter was primarily due to a $19.3 million decrease in the average balance of FHLB borrowing, partially offset by a 12 basis point increase in the average rate paid. The increase from the comparable quarter in 2023 was primarily due to an increase of 116 basis points in the average rate paid on FHLB borrowings and an increase in the average balance of FHLB borrowings of $60.7 million. The average balance of FHLB borrowings totaled $257.9 million during the quarter ended June 30, 2024, compared to $277.2 million and $197.1 million for the quarters ended March 31, 2024 and June 30, 2023, respectively. The average rate paid on FHLB borrowings was 3.89% for the quarter ended June 30, 2024, 3.77% for the quarter ended March 31, 2024, and 2.73% for the second quarter of 2023.

Annualized net interest margin decreased to 2.64% for the second quarter of 2024, compared to 2.74% for the first quarter of 2024, and from 2.77% for the second quarter of 2023. The decrease in the net interest margin was primarily due to greater increases in the rates paid and average balances of our interest-bearing liabilities as compared to our interest-earning assets.

The provision for credit losses totaled $270,000 for the three months ended June 30, 2024, compared to $183,000 for the quarter ended March 31, 2024, and $8,000 for the quarter ended June 30, 2023. Net charge-offs during the second quarter of 2024 were $450,000, compared to net charge-offs of $324,000 during the first quarter of 2024 and $215,000 in the second quarter of 2023. Uncertainties relating to the level of our allowance for credit losses remain heightened as a result of continued concern about a potential recession due to inflation, stock market volatility, and overall geopolitical tensions.

Noninterest income increased $40,000, or 3.5%, to $1.2 million for the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024, and decreased $4,000, or 0.3%, from the comparable quarter in 2023. The increase in noninterest income from the first quarter of 2024 primarily resulted from an increase in service charges on deposit accounts and other income. Service charges on deposit accounts increased $37,000, or 13.5%, to $310,000 for the quarter ended June 30, 2024, compared to $273,000 for the first quarter of 2024. Other income increased $22,000, or 6.8%, to $341,000 in the second quarter of 2024 compared to $319,000 in the previous quarter. Card fee income increased $11,000, or 3.9%, to $301,000 for the quarter ended June 30, 2024, compared to $290,000 for the first quarter of 2024. These increases were partially offset by a decrease of $29,000, or 24.3%, in net gains on loan and lease sales in the second quarter of 2024 compared to the prior quarter. The decrease in noninterest income from the comparable quarter in 2023 was primarily due to a decrease in net gains on loan and lease sales, partially offset by increases in service charges on deposit accounts and loan and lease servicing fees. Net gains on loan and lease sales decreased $64,000, or 41.4%, compared to the same quarter in 2023, due to decreased mortgage banking activity. Service fees on deposit accounts increased $34,000, or 12.3%, in the second quarter of 2024 from the comparable quarter in 2023, due to higher transaction activity and account maintenance fees, coupled with year-over-year deposit growth. Loan and lease servicing fees increased $22,000, or 20.1%, for the quarter ended June 30, 2024 compared to the comparable quarter in 2023 due to increased loan participation income. Other income increased $16,000, or 4.8%, to $341,000 for the quarter ended June 30, 2024, compared to $325,000 for the comparable quarter in 2023 due to increased wealth management income.

Total noninterest expense increased $51,000, or 0.6%, to $8.1 million for the three months ended June 30, 2024, compared to the first quarter of 2024, and increased $778,000, or 10.6%, compared to the same period in 2023. Salaries and employee benefits increased $99,000, or 2.2%, to $4.7 million for the quarter ended June 30, 2024, compared to the first quarter of 2024, and increased $400,000 compared to the quarter ended June 30, 2023. The increase in salaries and benefits from the first quarter of 2024 was primarily due to increased compensation and insurance expenses, while the increase from the second quarter of 2023 was due to increased employee benefits expense. Deposit insurance expense decreased $23,000, or 5.7%, for the quarter ended June 30, 2024, compared to the first quarter of 2024, and increased $188,000, or 97.9%, from the comparable quarter in 2023 primarily due to changes in the asset and deposit mix. Legal and professional fees increased $48,000, or 11.2%, to $481,000 for the quarter ended June 30, 2024, compared to the first quarter of 2024 primarily due to increased legal fee expenses related to the collection and assessment of charged-off accounts, and increased $124,000, or 34.9%, from the comparable quarter in 2023 primarily due to other professional services expenses related to auditing and internal process enhancements. Net losses on securities were $62,000 for the quarter ended June 30, 2024, compared to no losses in the prior quarter or the comparable quarter in 2023. Other expenses decreased $107,000, or 10.9%, in the second quarter of 2024 compared to the prior quarter, and decreased $43,000, or 4.7%, compared to the same quarter of 2023. The decrease in other expenses from the first quarter of 2024 and the comparable quarter of 2023 primarily was due to decreased employee expenses and loan closing expenses.

Income tax expense decreased $47,000 during the three months ended June 30, 2024 compared to the quarter ended March 31, 2024, and decreased $170,000 compared to the quarter ended June 30, 2023, due to changes in pre-tax income. The effective tax rate for both the second and first quarters of 2024 was 12.9%, and was 15.0% in the second quarter a year ago. The decrease in the effective tax rate as compared to the second quarter of 2023 was a result of the use of a captive insurance company, which allows the Company to assume more control over insurance risks and resulted in a more tax-effective structure.
Balance Sheet Summary

Total assets increased $34.1 million, or 2.3%, to $1.5 billion at June 30, 2024 from December 31, 2023. The increase was primarily the result of a $50.5 million, or 4.6%, increase in loans and leases, net of allowance for credit losses, to $1.1 billion, partially offset by a $15.6 million, or 5.4%, decrease in investment securities to $272.0 million at June 30, 2024.

The increase in loans and leases was attributable to an increase in multi-family loans, commercial real estate loans, residential mortgage loans, and commercial and industrial loans of $35.5 million, $14.6 million, $12.9 million and $11.7 million, respectively.

Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $7.7 million, or 0.67% of total loans and leases, at June 30, 2024, compared to $8.0 million, or 0.72%, at December 31, 2023. Accruing loans past due more than 90 days totaled $2.6 million at June 30, 2024, compared to $1.7 million at December 31, 2023.
The allowance for credit losses on loans and leases increased $219,000, or 1.4%, to $15.9 million at June 30, 2024 from $15.7 million at December 31, 2023. At June 30, 2024 the allowance for credit losses on loans and leases totaled 1.37% of total loans and leases outstanding, compared to 1.42% at December 31, 2023. Net charge-offs during the first half of 2024 were $774,000 compared to net charge-offs of $137,000 during the comparable period of 2023.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of June 30, 2024, which evaluation included consideration of a potential recession due to inflation, stock market volatility, and overall geopolitical tensions. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.

Investment securities decreased $15.6 million, or 5.4%, to $272.0 million at June 30, 2024 compared to $287.6 million at December 31, 2023. Investment securities decreased primarily due to $8.4 million in maturities and principal repayments and the sale of $3.8 million of available-for-sale securities. The proceeds received from the maturities, repayments, and sales of securities were used to fund loan growth.
Total deposits increased $58.9 million, or 5.7%, to $1.1 billion at June 30, 2024, compared to December 31, 2023. The increase in deposits from December 31, 2023 primarily was due to an increase in non-brokered time deposits of $32.2 million, which were used to fund loan demand, and savings and money-market accounts of $26.7 million, partially offset by a decrease in demand deposit accounts of $18.6 million. Brokered time deposits totaled $287.5 million, or 26.1% of total deposits, at June 30, 2024, compared to $268.8 million, or 25.8% of total deposits at December 31, 2023. Noninterest-bearing demand deposits decreased $11.6 million to $102.3 million at June 30, 2024 compared to $114.4 million at December 31, 2023, and totaled 9.3% of total deposits at June 30, 2024. Management attributes the shift in funds from transaction accounts to retail certificates of deposit to customers taking advantage of higher rates being paid on time deposits as a result of interest rate hikes enacted by the Federal Reserve.

As of June 30, 2024, approximately $235.0 million of our deposit portfolio, or 21.4% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.

Stockholders’ equity totaled $131.1 million at June 30, 2024, a decrease of $3.7 million, or 2.8%, from December 31, 2023. The decrease in stockholders’ equity primarily was the result of a $4.1 million increase in accumulated other comprehensive loss, the payment of $2.9 million in dividends to Company stockholders, and the repurchase of $2.2 million of Company common stock, partially offset by net income of $4.4 million.

During the quarter ended June 30, 2024, the Company repurchased a total of 97,315 shares of Company common stock at an average price of $11.68 per share. As of June 30, 2024, the Company had approximately 678,108 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 16,034 shares.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the recent increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies, including expectations regarding key growth initiatives and strategic priorities; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended			Six Months Ended
SELECTED OPERATIONS DATA:	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
(In thousands, except for per share amounts)

Interest income	$20,085	$19,510	$16,223	$39,596	$31,415
Interest expense	10,509	9,677	6,890	20,187	12,211
Net interest income	9,576	9,833	9,333	19,409	19,204

Provision for credit losses	270	183	8	454	178
Net interest income after provision for credit losses	9,306	9,650	9,325	18,955	19,026
Noninterest income	1,174	1,129	1,178	2,303	2,275
Noninterest expense	8,114	8,058	7,336	16,172	14,698
Income before income tax expense	2,366	2,721	3,167	5,086	6,603
Income tax provision	305	352	475	657	1,007

Net income	$2,061	$2,369	$2,692	$4,429	$5,596

Shares outstanding	11,019	11,116	11,449	11,019	11,449
Average shares outstanding:
Basic	10,067	10,160	10,403	10,113	10,501
Diluted	10,178	10,230	10,476	10,204	10,581
Earnings per share:
Basic	$0.20	$0.23	$0.26	$0.44	$0.53
Diluted	$0.20	$0.23	$0.26	$0.43	$0.53

SELECTED FINANCIAL CONDITION DATA:	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
(In thousands, except for per share amounts)

Total assets	$1,495,141	$1,487,671	$1,461,024	$1,422,319	$1,408,593
Cash and cash equivalents	19,019	20,290	20,240	20,652	17,464
Interest-bearing time deposits	—	—	—	245	490
Investment securities	271,997	281,006	287,638	269,363	287,096
Loans and leases, net of allowance for credit losses	1,140,579	1,123,194	1,090,073	1,066,892	1,043,024
Loans held for sale	370	85	794	568	340
Premises and equipment, net	13,115	13,212	13,312	13,342	13,539
Federal Home Loan Bank stock	13,907	13,907	12,647	11,297	10,802
Other assets	36,154	35,977	36,320	39,960	35,838
Deposits	1,100,085	1,069,642	1,041,140	1,053,909	1,039,573
Borrowings	252,000	273,000	271,000	238,000	226,000
Total stockholder’s equity	131,110	132,391	134,860	118,038	130,235

Book value (GAAP)	$131,110	$132,391	$134,860	$118,038	$130,235
Tangible book value (non-GAAP)	131,110	132,391	134,860	118,038	130,235
Book value per share (GAAP)	11.90	11.91	12.03	10.45	11.38
Tangible book value per share (non-GAAP)	11.90	11.91	12.03	10.45	11.38

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Commercial mortgage	$356,250	$338,434	$341,633	$345,714	$341,475
Commercial and industrial	127,160	123,661	115,428	111,450	114,162
Construction and development	139,588	165,063	157,805	140,651	117,029
Multi-family	174,251	153,719	138,757	135,409	141,545
Residential mortgage	175,059	171,050	162,123	160,488	159,753
Home equity	13,781	12,146	10,904	10,776	10,492
Direct financing leases	148,173	152,468	156,598	154,520	152,181
Consumer	22,782	23,004	23,264	24,176	22,657

Total loans and leases	$1,157,044	$1,139,545	$1,106,512	$1,083,184	$1,059,294

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Noninterest-bearing demand	$102,796	$108,805	$114,377	$115,632	$104,691
Interest-bearing demand	144,769	153,460	151,809	146,118	149,770
Savings and money market	283,538	255,634	256,811	249,575	267,624
Non-brokered time deposits	281,505	260,451	249,305	240,297	226,493
Brokered time deposits	287,477	291,292	268,838	302,287	290,995

Total deposits	$1,100,085	$1,069,642	$1,041,140	$1,053,909	$1,039,573

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,149,457	$17,811	6.20%	$1,029,162	$14,098	5.48%
Securities	273,142	1,734	2.54%	294,076	1,810	2.46%
FHLB stock	13,907	322	9.26%	10,136	180	7.10%
Cash and cash equivalents and other	16,492	218	5.29%	12,646	135	4.24%
Total interest-earning assets	1,452,998	20,085	5.53%	1,346,020	16,223	4.82%
Non-earning assets	44,668			43,557
Total assets	1,497,666			1,389,577

Interest-bearing liabilities:
Savings and money market accounts	290,250	1,803	2.48%	288,124	1,356	1.88%
Interest-bearing checking accounts	144,363	437	1.21%	146,396	236	0.64%
Certificate accounts	556,521	5,761	4.14%	507,630	3,953	3.11%
Borrowings	257,885	2,508	3.89%	197,137	1,345	2.73%
Total interest-bearing liabilities	1,249,019	10,509	3.37%	1,139,287	6,890	2.42%
Noninterest-bearing demand deposits	106,924			103,231
Other liabilities	13,287			13,315
Stockholders’ equity	128,436			133,744
Total liabilities and stockholders’ equity	1,497,666			1,389,577

Net interest income		$9,576			$9,333
Net earning assets	$203,979			$206,733

Net interest rate spread(1)			2.16%			2.40%
Net interest margin(2)			2.64%			2.77%
Average interest-earning assets to average interest-bearing liabilities	116.33%			118.15%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,137,522	$35,062	6.16%	$1,006,806	$27,291	5.42%
Securities	278,505	3,531	2.54%	294,510	3,606	2.45%
FHLB stock	13,818	646	9.35%	10,087	318	6.31%
Cash and cash equivalents and other	15,232	357	4.69%	11,114	200	3.60%
Total interest-earning assets	1,445,077	39,596	5.48%	1,322,517	31,415	4.75%
Non-earning assets	43,365			43,909
Total assets	1,488,442			1,366,426

Interest-bearing liabilities:
Savings and money market accounts	274,724	3,182	2.32%	283,840	2,353	1.66%
Interest-bearing checking accounts	146,244	819	1.12%	149,787	425	0.57%
Certificate accounts	547,207	11,066	4.04%	488,034	6,792	2.78%
Borrowings	267,552	5,120	3.83%	197,823	2,641	2.67%
Total interest-bearing liabilities	1,235,727	20,187	3.27%	1,119,484	12,211	2.18%
Noninterest-bearing demand deposits	107,750			100,271
Other liabilities	13,984			13,660
Stockholders’ equity	130,981			133,011
Total liabilities and stockholders’ equity	1,488,442			1,366,426

Net interest income		$19,409			$19,204
Net earning assets	$209,350			$203,033

Net interest rate spread(1)			2.21%			2.57%
Net interest margin(2)			2.69%			2.90%
Average interest-earning assets to average interest-bearing liabilities	116.94%			118.14%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Performance ratios:
Return on average assets(1)	0.55%	0.64%	0.54%	0.55%	0.77%
Return on average equity(1)	6.42%	7.10%	6.45%	6.04%	8.05%
Yield on interest-earning assets	5.53%	5.43%	5.32%	5.07%	4.82%
Rate paid on interest-bearing liabilities	3.37%	3.17%	3.10%	2.85%	2.42%
Average interest rate spread	2.16%	2.26%	2.22%	2.22%	2.40%
Net interest margin(1)(2)	2.64%	2.74%	2.67%	2.66%	2.77%
Operating expense to average total assets(1)	2.17%	2.18%	2.22%	2.26%	2.11%
Efficiency ratio(3)	75.48%	73.51%	76.39%	77.91%	69.79%
Average interest-earning assets to average interest-bearing liabilities	116.33%	117.57%	116.97%	118.04%	118.15%
Asset quality ratios:
Non-performing assets to total assets(4)	0.52%	0.47%	0.56%	0.60%	0.62%
Non-performing loans and leases to total gross loans and leases(5)	0.67%	0.61%	0.72%	0.74%	0.81%
Allowance for credit losses to non-performing loans and leases(5)	206.30%	228.36%	195.80%	194.70%	180.44%
Allowance for credit losses to total loans and leases	1.37%	1.39%	1.42%	1.43%	1.45%
Net charge-offs/(recoveries) to average outstanding loans and leases during the period(1)	0.16%	0.12%	0.09%	0.11%	0.08%
Capital ratios:
Equity to total assets at end of period	8.77%	8.90%	9.22%	8.34%	9.28%
Average equity to average assets	8.58%	9.03%	8.32%	9.10%	9.62%
Common equity tier 1 capital (to risk weighted assets)(6)	12.96%	12.89%	12.85%	12.48%	12.77%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.65%	10.67%	10.64%	10.71%	10.81%
Tier 1 risk-based capital (to risk weighted assets)(6)	12.96%	12.89%	12.85%	12.48%	12.77%
Total risk-based capital (to risk weighted assets)(6)	14.21%	14.14%	14.10%	13.73%	14.02%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	182	178	176	176	183
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581